Exhibit 99.1

Press Release	Source: Global Traffic Network, Inc.
Global Traffic Network Appoints Ivan Shulman as Executive Vice
President and Director of International Sales
Friday May 5, 1:07 pm ET
NEW YORK—(BUSINESS WIRE)—May 5, 2006—Global Traffic Network, Inc. (Nasdaq: GNET — News), a leading provider of custom traffic and news reports to radio and television stations outside the U.S., announced that its Board of Directors has appointed Ivan Shulman to the position of Executive Vice President and Director of International Sales, effective Monday, May 8, 2006. Mr. Shulman, who currently serves as a director of the Company, will relinquish his position on the Board of Directors to focus entirely on overseeing Global Traffic Network’s sales and marketing efforts.
Mr. Shulman was previously Senior Vice President of Sales for Metro Networks, Inc., the largest supplier of local customized traffic, news, sports and information programming to the U.S. broadcasting industry. In his new position, Mr. Shulman will be based in Houston and will report to William L. Yde III, Chairman and CEO of Global Traffic Network.
“Ivan is a results-driven professional with over 15 years of experience in our industry, and we are excited that he will be overseeing our entire sales function,” said Mr. Yde. “Hiring someone of Ivan’s character, skills and integrity will be a huge asset to our Company, and provides assurance that Global Traffic Network has the infrastructure and expertise to continue to substantially increase sales.”
“Now is a great time to join Global Traffic Network when there is such excitement and opportunity in the international arena,” said Mr. Shulman. “I look forward to working with my new colleagues as well as my previous clients in the advertising community to help expand Global Traffic Network’s presence in Australia and Canada.”
Mr. Shulman’s various positions with Metro Networks, Inc., a division of Westwood One, Inc. since 1999, include Senior Vice President of Marketing from 1997 to January 2003, Vice President of Marketing from 1995 to 1997, and Vice President of Merchandising from 1994 to 1995. Separately, Mr. Shulman is owner and founder of The Sports House, a state-of-the-art athletic training facility in Houston, since March 2003. Mr. Shulman holds a Bachelor of Arts degree in Advertising from the University of Alabama.
About Global Traffic Network
Global Traffic Network, Inc. (Nasdaq: GNET — News) is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, and operates seven traffic networks in Canada. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of -pocket costs when contracting to use Global Traffic Network’s services. For more information, visit the Company’s website at www.GlobalTrafficNetwork.com
This press release contains statements that constitute forward-looking Statements. These statements reflect our current views with respect to future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed under the heading “Risk Factors” and elsewhere in our prospectus, that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated or implied by these forward-looking statements. These statements can be recognized by the use of words such as “may,” “will,” “intend,” “ should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “ predict,” “potential,” “plan,” “is designed to,” “target” or the negative of these terms, and similar expressions. We do not undertake to revise any forward-looking statements to reflect future events or circumstances.
Contact:
KCSA Worldwide
Todd Fromer, 212-682-6300
tfromer@kcsa.com
or
Michael Gallo, 212-682-6300
mgallo@kcsa.com
or
Global Traffic Network
Scott Cody, 212-896-1255
scott.cody@globaltrafficnet.com
Source: Global Traffic Network, Inc.